Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 127 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Fifty, Fidelity Fund, Fidelity Growth Discovery Fund, and Fidelity Mega Cap Stock Fund of our report dated August 11, 2011, on the financial statements and financial highlights included in the June 30, 2011 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts August 24, 2011